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                                                                     EXHIBIT 5.1


                         Opinion of Morrison & Foerster


October 13, 1998

Novellus Systems, Inc.
3970 North First Street
San Jose, CA  95134


Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by Novellus Systems, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission on October 12, 1998 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 1,350,000 shares of the Company's Common Stock, no par value (the "Stock"). The Stock is reserved for issuance pursuant to options granted or to be granted under the Company's Amended and Restated 1992 Stock Option Plan and shares to be issued under the Company's Company's Amended and Restated 1992 Employee Stock Purchase Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Stock.

     It is our opinion that the Stock, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                       Very truly yours,



                                       /s/ MORRISON & FOERSTER
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